UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 27, 2014

ZIPREALTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51002	94-3319956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300 Emeryville, CA 94608
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 735-2600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 27, 2014, the Compensation Committee of the Board of Directors of ZipRealty, Inc. (the “Company”) approved the following compensation arrangements for the Company’s named executive officers:

•	Mr. Eric L. Mersch, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, a grant of an option to purchase 60,000 shares of the Company’s common stock and an increase in his annual base salary from $275,000 to $278,000; and

•	Ms. Samantha E. Harnett, Senior Vice President of Business Development, General Counsel and Secretary, a grant of an option to purchase 60,000 shares of the Company’s common stock and an increase in her annual base salary from $260,000 to $263,000.

For each grant, the option vests as to 25% of those shares on the first anniversary of the date of grant and then vests ratably on a monthly basis over the following three years. Each vesting event is subject to the officer’s continued service to the Company on that date. The options were granted at an exercise price of $4.75 per share, which was the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant.

Also, on February 27, 2014, and following Compensation Committee approval and recommendation, the Board of Directors approved a Management Incentive Plan — Fiscal Year 2014. Eligible persons under the plan include all headquarters-based “exempt” (pursuant to federal and state wage and hour laws) employees who are employed by the Company during the period defined in the Plan (other than the Regional Vice Presidents overseeing sales, and all other brokerage sales management who are covered under separate incentive arrangements). The plan has been designed to motivate and retain these employees to achieve the Company’s financial and operational goals for fiscal year 2014. Payments under the plan are subject to the Company’s achievement of minimum revenue and Adjusted EBITDA (defined under the plan as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, and stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider reflective of its ongoing core operating performance) thresholds for fiscal year 2014, at which point an incentive pool begins to fund. Incentives earned under the plan are structured as a single annual payment to be paid in cash. The Compensation Committee has determined that, of the incentive pool, Mr. Baker is eligible to earn 15%, Mr. Mersch is eligible to earn 10%, and Ms. Harnett is eligible to earn 7.5%, provided that the Compensation Committee reserves the right to reduce or increase payments under the plan by any proportion up to 20% for any individual based on substandard or exceptionally outstanding performance. Incentive payments under the plan are subject to other terms and conditions, as set forth more fully in the copy of the plan that is filed as an exhibit to this report.

In addition, on February 27, 2014, the Board of Directors approved revisions to the Company’s standard Change of Control Agreement:

•	Under the Change of Control Agreement previously authorized by the Board of Directors, which continues to apply to the Company’s Vice Presidents who are not Section 16 officers, in the event an officer’s employment is terminated without cause, or is constructively terminated, within 12 months of a change of control of the Company (including a merger or sale of assets), then 50% of all unvested stock rights held by that officer as of such date will become fully vested on the termination date. For this purpose, “stock rights” means all options or rights to acquire shares of the Company’s common stock, stock appreciation rights, performance units and performance shares, and it includes all options issued from the Company’s 1999 Stock Plan and 2004 Equity Incentive Plan.

•	Under the revised Change of Control Agreement, which applies to the Company’s Section 16 officers, in the event an officer’s employment is terminated or constructively terminated as described above, then (i) 100% of all unvested stock rights held by that officer as of such date will become fully vested on the termination date, and (ii) that officer will also be entitled to receive12 months of his or her then-current annual base salary. The revised Change of Control Agreement contains other terms and conditions, as set forth more fully in the copy of the agreement that is filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Management Incentive Plan – Fiscal Year 2014

10.2	Change of Control Agreement – Section 16 Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC.
a Delaware corporation

Dated: March 5, 2014	By:	/s/ Samantha E. Harnett
Samantha E. Harnett
Senior Vice President of Business Development, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit	Description
10.1	Management Incentive Plan – Fiscal Year 2014
10.2	Change of Control Agreement – Section 16 Executive Officers